Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration File No. 333-262390

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield Level Pay Plus® Annuity and Brighthouse Shield Level Pay Plus® Advisory Annuity, collectively referred to as “Shield Level Pay Plus® annuities,” which are part of the Shield annuity suite of single premium deferred annuity products, collectively referred to as “Shield® Level annuities” or “Shield® annuities.” These products are index-linked annuities issued by, and product guarantees are solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form L-22494 (09/12)-AV (“Brighthouse Financial”). Shield Level Pay Plus annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level Pay Plus annuities have charges, termination provisions, and terms for keeping them in force. Please contact a financial professional for complete details. Product availability and features may vary by state or firm. These products are not available in New York.

Shield Level Pay Plus annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.

• NOT A DEPOSIT • NOT FDIC INSURED • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

• NOT GUARANTEED BY ANY BANK OR CREDIT UNION • MAY LOSE VALUE

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